WWC, P.C. CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-276016) of Ohmyhome Limited (the "Company") of our report dated April 23, 2024, relating to the consolidated balance sheets of the Company as of December 31, 2023, and the related consolidated statements of operation and comprehensive loss, changes in shareholders' equity, and cash flows for the year ended December 31, 2023 and the related notes, included in its Annual Report on Form 20-F.

WWC, P.C.

San Mateo, California
April 23, 2024

WWC, P.C.
Certified Public Accountants
PCAOB ID: 1171

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